UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report  (Date of earliest event reported): January 7, 2010

UNITED STATES OIL FUND, LP
(Exact name of registrant as specified in its charter)

Delaware		20-2830691
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1320 Harbor Bay Parkway, Suite 145 Alameda, California 94502
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (510) 522-3336

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 8.01.  Other Events

On July 6, 2009, United States Oil Fund (“USO”) filed a current report on Form 8-K in response to published reports suggesting that 2008’s run-up in crude oil prices were the result of the investments made in the crude oil futures market by large, un-levered and passive index funds. Many of these reports cited USO as an example of such a fund whose buying and selling activities were alleged to be causing unusually wide swings in crude oil prices.

Since the run-up in crude oil prices in 2008, crude oil prices retreated in late 2008 through early 2009 but have recently risen again to nearly $80 per barrel.  These fluctuations have again given rise to published reports suggesting that large, unlevered and passive index funds, such as USO, are to blame for the recent increase in crude oil prices.

USO’s management believes these reports significantly mischaracterize USO’s impact on the market price of oil and is providing updated factual information to rebut these reports. USO in no way intends that the information included in this Form 8-K be considered an “offer” of its units.

The chart below compares the price of the NYMEX front month light, sweet crude oil contract (“CL”) to the actual size of USO’s crude oil futures contracts holdings. The time period covered by this chart are the three years ending December 30, 2009. The CL price, shown on the right hand axis is in dollars per barrel. USO’s crude oil futures contract holdings, shown on the left hand axis, are in 1,000 barrel contract equivalents.

The data shows that during the run-up in crude oil prices from January 2007, at $53 a barrel, to July 2008, at roughly $145 a barrel, USO’s holdings in crude oil futures contracts declined.

Furthermore, the increase in crude oil contracts held by USO that occurred in late 2008, and continued to February 2009, coincided with a period of time when crude oil prices trended lower, not higher.

Finally, the most recent increase in crude oil prices, which began in February of 2009 and continues to the present, coincides with a period in which USO was a net seller of futures contracts, not a net buyer. The largest number of crude oil futures contracts held by USO occurred when crude oil prices were approximately  $42 a barrel in early 2009, or near the low point during the period of time presented in the chart below.  Since February 2009, crude oil prices have rebounded and closed 2009 near  $80 per barrel. However, during that same time period in 2009, USO was a  net seller of crude oil futures contracts and finished the year with approximately one-third as many crude oil futures contracts at the end of December 2009 compared with the number of crude oil futures contracts held in February 2009.

The data presented in the chart does not support the theory that USO’s  activities drove oil prices significantly higher in 2008 or in recent months and suggest that, if anything, USO’s activities were a moderating influence on oil prices.

In sum, management strongly believes that the activities of USO have not caused the extreme swings in the price of crude oil as alleged in some published articles. However, due to the nature of these claims about USO and its investing practices, USO management believes it has a legitimate concern that the activities of USO could be negatively impacted to the detriment of its thousands of unitholders, unless such claims are publicly refuted.

USO’s management is of the view that the best source of information regarding its investment objective and the risks associated with an investment in USO is its most current prospectus and the periodic reports it files with its regulators, including the Securities and Exchange Commission (“SEC”). Copies of the most current version of the foregoing can be found at USO’s website, www.unitedstatesoilfund.com, or through the SEC on its website, www.sec.gov. Copies are also available on request from USO’s general partner, United States Commodity Funds LLC.  In addition, on a daily basis, USO publishes on its website its holdings and net asset value.

Certain matters discussed in this current report on Form 8-K, including any statements that are predictive in nature or concern future market and economic conditions, our future performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Please see our periodic reports and other filings with the SEC for a further discussion of these and other risks and uncertainties applicable to our business.  The forward-looking statements and projections contained in this current report on Form 8-K are excluded from the safe harbor protection provided by Section 21E of the Securities Exchange Act of 1934.

SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED STATES OIL FUND, LP
	By:	United States Commodity Funds LLC, its general partner

Date: January 7, 2010	By:	/s/ Howard Mah

		Name:	Howard Mah
		Title:	Chief Financial Officer